Exhibit 10.15
September 19, 2007
[Name]
[Title]
[Address]
     Re: Restructuring Transaction Bonus
Dear [Name:]
          As you know, the board of directors of Bally Total Fitness Holding Corporation (“Bally”) has determined that it is in the best interests of Bally to explore the possibility of accomplishing a Restructuring. In that regard, in order to incentivize you to assist Bally in accomplishing such Restructuring, Bally has determined to grant you a Restructuring Transaction Bonus (the “Restructuring Bonus”) subject to the terms and conditions set forth in this Letter Agreement, which shall supersede our previous letter agreement dated June 26, 2007 regarding the Restructuring Bonus.
          A. Restructuring Transaction Bonus
          You will be eligible for a Restructuring Bonus equal to $[ ] (less applicable tax withholding thereon) in the event that:
          (i) the Restructuring occurs;
          (ii) you have performed your obligations under this Letter Agreement and, if applicable your employment agreement with Bally, and are not in breach of any of the terms hereof or thereof; and
          (iii) you are employed by Bally on the Effective Date, or your employment has been terminated by Bally without Cause or you resign for Good Reason within the six-month period prior to the Effective Date.
          B. Payment of the Restructuring Bonus.
          If payable, the Restructuring Bonus will be paid as soon as practicable on or following the Effective Date.

          C. Definitions
          “Cause” shall have the meaning set forth in any employment agreement that you have entered into with Bally prior to the date hereof, and if you have not entered into an employment agreement shall mean a termination of your employment by Bally due to your (i) conviction of a crime, including by a plea of guilty or nolo contendere, involving theft, fraud, perjury, or moral turpitude; (ii) intentional or grossly negligent disclosure of confidential or trade secret information of Bally’s to anyone not entitled to such information; (iii) omission or dereliction of any statutory or common law duty of loyalty to Bally; (iv) failure to cure a material violation of Bally’s Code of Conduct or any other written policy of Bally within thirty (30) days following Bally’s written notice to your of such material violation and the steps required by you to effect such cure; or (v) repeated failure to carry out the material components of your duties despite specific written notice to do so by Bally.
          “Effective Date” means the date of effectiveness of the plan of reorganization which is the subject of the Restructuring.
          “Good Reason” shall have the meaning set forth in any employment agreement that you have entered into with Bally prior to the date hereof, and if you have not entered into an employment agreement shall mean the occurrence of any of the following events without your express written consent: (i) the assignment to you of any duties that are materially inconsistent with your position (which may include status, offices, titles, and reporting requirements), authority, duties, or responsibilities, which results in a material reduction in your position or authority; (ii) a reduction in your base salary; or (iii) a change in your principal work location to a location that is more than twenty (20) highway miles from your principal work location on the date hereof, and increases your commuting distance in highway mileage. However, regardless of whether the foregoing definition or a definition in your employment agreement applies, prior to terminating for Good Reason, you must provide Bally with notice of Good Reason within thirty (30) days of any event giving rise to Good Reason, and Bally shall have thirty (30) days in which to remedy any such event. If you do not give notice of Good Reason within thirty (30) days of an event giving rise to Good Reason, then you will not be eligible to terminate for Good Reason.
          “Restructuring” will occur at the time of the consummation of a plan of reorganization filed under Chapter 11 of the U.S. Bankruptcy Code as to which the Company is a debtor.
          D. Other Terms
          In consideration of the agreements of Bally set forth in this Letter Agreement, you agree to promptly comply with the reasonable requests of and provide reasonable assistance to Bally and its representatives in connection with the Restructuring.
          This Letter Agreement shall be governed in accordance with the laws of the Sate of Illinois and the exclusive jurisdiction for enforcing this Letter Agreement shall be the federal and/or state courts located Cook County, Illinois. Each of the parties to this Letter Agreement specifically waives all rights to a jury trial in connection with this Letter Agreement and any disputes arising hereunder. Exercise by any party hereto of a remedy set forth in this Letter Agreement shall not constitute an election of remedies. In the event that you are awarded any damages for breach of the Letter Agreement by Bally, such damages shall be limited to contractual damages and shall exclude (a) punitive damages and (b) consequential and/or incidental damages (e.g., lost profits and other indirect or speculative damages). This Letter Agreement may be executed in one or more counterparts.
          Except as expressly set forth in this Letter Agreement or as required to be modified pursuant to the terms hereof, this Letter Agreement does not revoke, replace, modify, change or supercede the terms and conditions set forth in your employment agreement with Bally.
          Please indicate your acceptance and agreement with the terms of this Letter Agreement by signing and dating where indicated below.

Sincerely,

BALLY TOTAL FITNESS HOLDING CORPORATION

By:

Name:

Title:

Accepted and agreed to:

Date

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